Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC and Mediacom Broadband Corporation Announce Redemption of 6 3⁄8% Notes Due 2023

Mediacom Park, NY – March 2, 2018 – Mediacom Broadband LLC and Mediacom Broadband Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation, today announced that they have called for redemption the entire outstanding principal amount of their 6 3⁄8% Senior Notes due 2023 (the “Notes”). The redemption date for the Notes is April 2, 2018 (the “Redemption Date”). In accordance with the redemption provisions of the Notes and the related indenture, the Notes will be redeemed at a price equal to $1,031.88 for each $1,000 principal amount outstanding, plus accrued and unpaid interest thereon. The aggregate principal amount of Notes outstanding is $300 million, and the redemption price for all outstanding Notes is approximately $309 million. The April 1, 2018 interest payment will be made on the Redemption Date, the first business day following the regular April 1, 2018 interest payment date, and interest on the Notes will cease to accrue on and after the Redemption Date.

The Notes are to be surrendered to Delaware Trust Company, as paying agent. For information, call 1-877-374-6010.

This announcement does not constitute an offer to purchase or redeem the Notes.

About Mediacom Communications

Mediacom Communications Corporation is the 5th largest cable operator in the U.S. serving almost 1.4 million customers in smaller markets primarily in the Midwest and Southeast. Mediacom offers a wide array of information, communications and entertainment services to households and businesses, including video, high-speed data, phone, and home security and automation. Through Mediacom Business, the company provides innovative broadband solutions to commercial and public sector customers of all sizes, and sells advertising and production services under the OnMedia brand. More information about Mediacom is available at www.mediacomcable.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this press release and the other risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended December 31, 2017.

Contact:
Investor Relations	Media Relations
Jack P. Griffin	Thomas Larsen
Vice President,	Senior Vice President,
Corporate Finance	Government and Public Relations
(845) 443-2654	(845) 443-2754

Mediacom Communications Corporation

1 Mediacom Way • Mediacom Park, NY 10918 • 845-443-2600 • Fax 845-443-2639